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EXHIBIT 23.2
CONSENT OF INDEPENDENT ACCOUNTANTS

        We consent to the incorporation by reference in this Registration Statement being filed by Diamond Discoveries International Corp. (An Exploration Stage Company) on Form S-8 of our report, which contains an explanatory paragraph relating to the Company's ability to continue as a going concern, dated April 11, 2003 on the financial statements as of December 31, 2002 and for the years ended December 31, 2002 and 2001 and the period from April 24, 2000 (date of inception) to December 31, 2002, which report appears in Annual Report on Form 10-KSB for the year ended December, 31, 2002, previously filed by the Company.

J. H. Cohn LLP

Roseland, New Jersey
February 17, 2004

X-1

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EXHIBIT 23.2 CONSENT OF INDEPENDENT ACCOUNTANTS